EXHIBIT 6.10


                                                               Date:  July 15/99

I/We   Kids Toys Plus.com Inc.
of     Suite 1000 - 355 Burrard St., Vancouver B.C.
       (address)
hereinafter referred to as the Lessee, hereby offer to lease from the Lessor, the premises described below on the following terms and conditions:


1.   Civic Address 2924 Cliffe Ave. Courtney B.C.
     Legal Description Lot 7 Sec. 67 VIP 55151 L.D.15
     Further Description:  3200 Sq. ft. I

2.   Term of Lease:  1  yrs. 0 mnths. from Sept. 1, 1999 to Aug. 31 2000

     Date of Occupancy:  Sept. 7/99 with rental commencing Sept. 1/99

3. Rent: $1000 00/xx per month payable in advance on the first day of each month.

     Rental Rate to be negotiated after the first year at the then current market rate, or set at ----------------------------.
     Failing agreement between Lessor and Lessee, lease rate shall be settled in accordance with the Arbitration Act of British Columbia but shall not be less than previous rate.

4. Deposit: $100000 + 7000 G.S.T. paid herewith to Remax in trust within 24 hrs. in trust. Said deposit is refundable in full if this offer is not accepted. Upon acceptance, said deposit to be retained and applied on account or rent for the period of first month.

5. Additional Expenses: Lessee shall pas as they become due the following items marked X. Where not separately billed, Lessee shall pay the proportionate share the demised bear to the total rental area of the building.


City Property Tax        [ ]            Water Rates             [ ]        Management Fee              [ ]
Heat & Air Conditioning..[X]            Structural Maintenance  [ ]        Building Maintenance        [ ]
Building Insurance       [ ]            Light & Power & Gas.....[X]        Replacement of Fluorescent..[X]
                                                                           Tubes
Janitor Service          [ ]            Parking __ cars at
                                        $_________ month


6.   Use of Premises: office/ Retail

7. Further Conditions: Lessee to be given 2 - 2 yr. Renewal option Lessee to have exclusive use of 4 parking spaces in front and behind building. Lessor to provide a copy of a gross lease form acceptable to the parties on or before Sept. 10/99.

8. Upon acceptance of this agreement the Lessor shall, at Lessor's cost, provide an acceptable lease form including terms and conditions of this agreement and the lease shall be executed by the Lessor and Lessee prior to commencement of the term or at such later date as the parties may agree.

9. This Interim Lease Agreement shall be open for acceptance up to 6 o'clock a.m./p.m. on Sept. 2, 19 99 and upon acceptance there shall be a binding Agreement to Lease on these terms and conditions.

------------------------------------
RECEIPT FOR DEPOSIT:  Listing Agent
acknowledges receipt in trust of the
deposit referred to in this Interim
Lease Agreement

Per -----------------------------
------------------------------------


----------------------------              KIDSTOYSPLUS.COM
                                          ----------------------------
                                          LESSEE NAME

/s/ (Illegible)                           /s/ A.R. Timcke
----------------------------              ----------------------------
WITNESS                                   SIGNATURE AND TITLE

                                          /s/ Per R. Timcke Pres.
----------------------------              ----------------------------
WITNESS                                   SIGNATURE AND TITLE



ACCEPTANCE: The undersigned Lessor hereby accepts the above agreement and agrees to complete the lease on the terms and conditions herein set out.

AS PER LISTING AGREEMENT

                                Commercial Lease

This lease is made in duplicate between:

(1)  SG Mechanical Installations Ltd. (the "Landlord") and
               (landlord name)

(2)  KidsToysPlus.com Inc. (the "Tenant")
               (tenant name)

The Landlord and the Tenant hereby agree as follows:

1. The Landlord hereby grants the Tenant a lease of the premises outlined in red on the floor plan attached as Schedule A located on the Main floor of

     2924 Cliffe Ave., Units A & 6 Courtenay (the "Premises").


     The parties agree that the Premises have a rented area of 3200 (plus or minus) square feet, excluding the exterior walls.

2. The term of this lease commences on September 1, 1999 and ends on August 31, 2000.

If the Tenant continues in occupation of the Premises with the consent of the Landlord after expiry of the term of this lease, the Tenant shall be deemed to be leasing the Premises on a month-to-month basis but otherwise on the same terms as set out in this lease.

3.   The Tenant may use the Premises for Retail/Office and for no other purpose.

4. (a) The Tenant shall pay the Landlord a "Gross" of $12,000.00 dollars ($12,000.00) per year in equal monthly installments of One Thousand + GST dollars ($1,000.00) in advance on or before the first of each month commencing on September 1, 1999 with the base rent for any broken portion of a calendar month in which this lease terminates being prorated.

     (b) The following services and expenses are the responsibility of the Landlord, 0 % of the total cost of which services and expenses during the term of this lease shall be paid by the Tenant to the Landlord as "additional rent":

     (c) The Tenant shall also pay the Landlord as "additional rent," on demand, 100% of the total costs reasonably incurred by the Landlord including, but not limited to legal fees, of curing any default of the Tenant under this lease, including but not limited to enforcing payment of rent and regaining lawful possession of the Premises.

5. The following services and expenses are the sole responsibility and expense of the Tenant:

         -        Heat/Hydro/H.V.A.C./Replacement of fluorescent tubes
         -        Insurance on contents
         -        Deductible on glass.  Insurance to a max. 500.00.

6. The following services and expenses are the sole responsibility and expense of the Landlord:

         -        Water/sewer/garbage
         -        Building ins.
         -        Property taxes
         -        Common area maintenance

7. The Landlord shall also be solely responsible for repairs or improvements to the structure and to the exterior of the building.

8. Any services and expenses relevant to the use by the Tenant of the Premises and not mentioned in this lease are the responsibility and expense of the Tenant.

9. The Landlord covenants with the Tenant that so long as the Tenant complies with the terms of this lease, the Tenant may occupy and enjoy the Premises without any interruption from the Landlord.

10. The Landlord is not liable for any damage to the Tenant's property or for any injury to any person in or coming to or from the Premises, however caused, and the Tenant agrees to indemnify the Landlord against the financial consequences of any such liability. In this regard, the Tenant shall purchase and maintain public liability insurance in the amount of no less than One Million dollars ($1,000,000.00) and shall provide proof of this insurance to the Landlord on request.

11. The Landlord may terminate this lease for any one of the following or any other cause permitted by law:

     (a)  fifteen days' arrears of rent or additional rent;

     (b)  the bankruptcy or insolvency of the Tenant;

     (c) a material charge in the use of the Premises by the Tenant and, in particular (without limiting the generality of this provision), any change that affects the Landlord's building insurance or that constitutes a nuisance.

     (d)  any authorized assignment or subletting of this lease by the Tenant;

     (e)  substantial damage to or destruction of the Premises;

     (f) any significant willful or negligent damage to the Premises caused by the Tenant or by persons permitted on the Premises by the Tenant.

12. The Tenant may not assign or sublet the Premises, in whole or in part, or allow the Premises to be used by any other person without the written consent of the Landlord, which consent may not be unreasonably withheld.

13. The Tenant shall keep the Premises in a reasonable state of repair and cleanliness and shall not make improvements or alterations to the Premises without the written consent of the Landlord, which consent shall not be unreasonably withheld.

14. At the end of the lease, the Tenant shall deliver vacant possession to the Landlord of the Premises in the same condition as at the commencement of the lease, reasonable wear and tear excepted and except that the Landlord may, in the Landlord's sole discretion, elect to keep any of the Tenant's improvements, alterations, or fixtures.

15. Any written notice required or permitted to be given by this lease is sufficiently given if sent in proper form by ordinary mail to the last known address of the party for whom the notice is intended. Any written notice sent by ordinary mail in accordance with this paragraph is deemed, for the purposes of this lease, received by the addressee on the seventh day after mailing unless actually received before. Nothing in this paragraph prevents giving written notice in any other manner recognized by law.

16. In this lease, words importing the singular include the plural, and vice versa, and importing the masculine gender include the feminine, and importing an individual include a corporation and vice versa. This lease binds and benefits the parties and their respective heirs, successors, and permitted assigns.

17. If not in default under this lease, the Tenant has the right to renew this lease for a further term of two (2) years exercisable by giving written notice of renewal to the Landlord in the six-month period immediately before the expiry of the original fixed term of this lease. The renewed lease is granted on the same terms as set out in this lease except as to base rent and without any further right of renewal. The base rent payable by the Tenant in the renewed term may be agreed between the Landlord and Tenant but, failing such agreement before commencement of the renewed term of the lease, the amount of the base rent shall be referred to and settled by a single arbitrator agreed upon by the parties, or in default of such agreement, to a single arbitrator appointed pursuant to the legislation governing submissions to arbitration in the jurisdiction whose laws govern this agreement. The decision of the arbitrator is final and binding on the parties with no right of appeal.


Executed under seal on September 7, 1999.

Signed, sealed, and delivered             )
in the presence of:                       )
                                          )
                                          )
                                          )
                                          )
/s/ illegible                             )    /s/ illegible
----------------------------------------  )    ---------------------------------
for the Landlord                          )    The Landlord
                                          )
                                          )
                                          )
/s/ illegible                             )        /s/ illegible
----------------------------------------  )    ---------------------------------
for the Tenant                            )        The Tenant

MLS # -----------------                                     DATE:  July 15, 1999

Listing Broker:   Remax O/P

Selling Broker:   Remax O/P

RE: ADDRESS       2924 Cliffe Ave.

LEGAL:            Lot 7 VIP 55151 Sec. 67 L.D. 15.
                  3200 ft. I Lease Space

FURTHER TO THE CONTRACT FOR LEASE DATED:  July 15/99

MADE BETWEEN S.G. Mechanical Inst. Ltd. As Lessor, And KIDS TOYS PLUS.COM As Lessee and Covering The Above Mentioned Property, The Undersigned Hereby Agree As Follows:

The Lessee and the Lessor have consented to a limited dual agency relationship with Remax Ocean Pacific Realty and Rudy Witthdent and Harry Squire. Having signed a limit dual agency agreement Sept. 7/99 a copy of which is attached.

All other terms and conditions contained in the said agreement remain the same and in full force and effect

                                     S.G. Mechanical Installations Ltd.
                                     Lessor

/s/ (Illegible)                      /s/ (Illegible)
-------------------------------      ----------------------------------
Witness to Lessor's Signature        Lessor

                                     KIDSTOYS PLUS.COM
                                     Lessee

/s/ (Illegible)                      /s/ A.R. Timcke
-------------------------------      ----------------------------------
Witness to Lessor's Signature        Lessee per A. R. Timcke Pres.

Vancouver Island                          LIMITED DUAL AGENCY AGREEMENT (CONSENT
Real Estate Board                         TO AGENT ACTING FOR BOTH BUYER AND
"An Association of Realtors"              SELLER AND TO LIMITING THE SCOPE OF
                                          THE AGENCY RELATIONSHIP)


BETWEEN:  Remax Ocean Pacific Realty
          ("Agent")

AND       KIDS TOYS PLUS.COM
          ("Lessee")

AND       S.G. Mechanical Interactions Ltd.
          ("Lessor")

RE:       2924 Cliffe Ave., Courtenay, B.C.
          ("Property")

Now therefore in order to facilitate the purchase and sale of the Property the Buyer, the Seller, and the Agent hereby acknowledge and agree each with the other as follows:

1. The Buyer and the Seller acknowledge and agree that it is not a breach of duty to either of them for the Agent to act as agent for both the Buyer and the Seller and they hereby authorize and consent to the Agent acting for both the Buyer and the Seller as a limited dual agent with respect to the purchase and sale of the Property.

2. Any previous agreements entered into between the Agent and either the Buyer or the Seller and the agency duties created by such agreements are hereby modified by this Agreement and shall continue in full force and effect except as modified herein. In the event of conflict the provisions of this Agreement will apply.

3. The Buyer and the Seller acknowledge and agree that with respect to the purchase and the sale of the Property the Agent and its salespersons will be the agent for both the Buyer and the Seller and will represent both parties as a limited dual agent with the following changes and limitations to its duties as an agent:

     a)   the Agent will deal with the Buyer and the Seller impartially;

     b) the Agent will have a duty of disclosure to both the Buyer and the Seller except that:

          i) the Agent will not disclose that the Buyer is willing to pay a price or agree to terms other than those contained in the Offer, or that the Seller is willing to accept a price or terms other than those contained in the Listing;

          ii) the Agent will not disclose the motivation of the Buyer to buy or the Seller to sell unless authorized by the Buyer or the Seller;

          iii) the Agent will not disclose personal information about either the Buyer or the Seller unless authorized in writing;

     (c) without limiting 3(b) the Agent will disclose to the Buyer defects about the physical condition of the Property known to the Agent.

4. The Buyer and Seller have both received and read the British Columbia Real Estate Association Brochure "Working With a Real Estate Agent."



SIGNED, SEALED AND DELIVERED THIS  7  DAY OF September, 1999

/s/ (Illegible)
----------------------------
AGENT PER SALESPERSON


/s/ Harry Squire
----------------------------
AGENT PER SALESPERSON


/s/ A.R. Timcke                              /s/ (Illegible)
----------------------------                 ----------------------------
LESSEE'S SIGNATURE                           WITNESS TO BUYER(S) SIGNATURE(s)


/s/ S.G. Mechanical Inst. Ltd.               /s/ (Illegible)
----------------------------                 ----------------------------
LESSOR'S SIGNATURE                           WITNESS TO SELLER(S) SIGNATURE(s)


/s/ (Illegible)
----------------------------
SELLER'S SIGNATURE